UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: September 30, 2019
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950		38-0549190
(Commission File Number)		(IRS Employer Identification No.)

One American Road
Dearborn,	Michigan	48126
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	F	New York Stock Exchange
6.200% Notes due June 1, 2059	FPRB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06. Material Impairments.

On September 30, 2019, we concluded that a material impairment charge related to fixed assets in our India Automotive operations is required based upon held-for-sale impairment testing we conducted in connection with the pending sale of assets to an unconsolidated joint venture in India we are creating with Mahindra & Mahindra Limited. The expected impairment charge is estimated to be in the range of $800 million to $900 million and will be reflected in our financial statements for the third quarter of 2019.  The impairment charge will not result in any cash expenditures.

Item 7.01. Regulation FD Disclosure.

The press release dated October 1, 2019 concerning a joint venture we are creating in India with Mahindra & Mahindra Limited is furnished as Exhibit 99 to this Report and incorporated by reference herein.
We continue to expect a total of about $11 billion in potential EBIT charges for our Global Redesign actions, with negative cash effects of about $7 billion.  We expect substantially all of the EBIT charges to be treated as special items.  Additional details, if any, will be provided in connection with the release of our quarterly results.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS*

Designation	Description	Method of Filing

Exhibit 99	News release dated October 1, 2019	Furnished with this Report

Exhibit 104	Cover Page Interactive Data File	*
(formatted in Inline XBRL)
__________

* Submitted electronically with this Report in accordance with the provisions of Regulation S-T.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: October 1, 2019	By:	/s/ Corey M. MacGillivray
Corey M. MacGillivray
Assistant Secretary